SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

Check the appropriate box:

☐         Preliminary Proxy Statement

☐         Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐         Definitive Proxy Statement

☒         Definitive Additional Materials

☐         Soliciting Material Under Rule 14a-12

AMERON INTERNATIONAL CORPORATION (Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P., BARINGTON COMPANIES ADVISORS, LLC,
BARINGTON CAPITAL GROUP, L.P., LNA CAPITAL CORP. AND JAMES A. MITAROTONDA

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐         Fee paid previously with preliminary materials.

☐         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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The Barington Group is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its director nominee at the 2011 annual meeting of stockholders (the “Annual Meeting”) of Ameron International Corporation (“Ameron”).  The Barington Group has made a definitive filing with the SEC of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its director nominee at the Annual Meeting.

Item 1.  On March 17, 2011, the Barington Group issued the following press release:

FOR IMMEDIATE RELEASE	CONTACT:	Edward Rose
March 17, 2011		Barington Capital Group, L.P
(212) 974-5708

INSTITUTIONAL SHAREHOLDER SERVICES SUPPORTS

THE BARINGTON GROUP IN AMERON INTERNATIONAL PROXY CONTEST

Recommends Stockholders Vote the Barington Group’s WHITE Proxy Card

FOR the Election of James A. Mitarotonda

New York, NY, March 17, 2011 – Barington Capital Group, L.P. announced today that Institutional Shareholder Services Inc. (ISS), a leading proxy advisory firm, has recommended that shareholders of Ameron International Corporation (NYSE: AMN) vote the Barington Group’s WHITE proxy card for the election of James A. Mitarotonda to the Ameron Board at the Company’s 2011 Annual Meeting.  The Annual Meeting is scheduled to be held at 10:00 a.m. (local time) on Wednesday, March 30, 2011 in Pasadena, California.

ISS stated in its report that it believes that the Barington Group “has presented a compelling case for financial, operating and governance changes at Ameron,” noting that “the company’s share price performance – which has increasingly under-performed peers over the five-, three-, and one-year periods – reinforces the [Barington Group’s] contention that the company is substantially underperforming its potential.”  ISS also stated that given that the Company’s track record in the area of corporate governance appears to be largely reactive, ISS believes that “there is an enduring need for a shareholder voice in the boardroom to keep the drive for improvement going.”

Commenting on the report, a Barington Group spokesperson stated “We are gratified that ISS agrees with us that change is needed at Ameron and that shareholders would benefit from having our highly qualified director nominee – James A. Mitarotonda – represent their interests in the Ameron boardroom.”

Mr. Mitarotonda, 56, is an experienced director who has represented shareholder interests on the boards of ten publicly-traded companies.  He is also the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that has been assisting undervalued, small and mid-capitalization companies improve shareholder value since January 2000.  Commenting on Mr. Mitarotonda’s qualifications, ISS noted that Mr. Mitarotonda is “a good business analyst and an effective, proactive strategist – a boardroom skillset ... from which all Ameron shareholders would benefit.”

The Barington Group appreciates that ISS also addressed the “increasing hostility of the company’s ad hominem attacks in its letters to shareholders,” which ISS states “may say more about the ‘type of director’ signing off on these shareholder letters than Mitarotonda.”  Barington has been deeply disturbed by the attacks on the integrity and ethics of Mr. Mitarotonda as well as the numerous false and misleading statements that the Ameron Board has made regarding Barington in this proxy contest.  Mr. Mitarotonda, however, has an eleven-year track record of working constructively with the companies in which Barington invests.  If elected, Mr. Mitarotonda is committed to working together with all the members of the Ameron Board to help improve the Company’s operations, profitability and corporate governance.

The shareholders of Ameron are strongly encouraged to vote the Barington Group’s WHITE proxy card today.  If shareholders need assistance voting their shares, please call MacKenzie Partners, Inc. at (800) 322-2885.  A copy of the Barington Group’s proxy statement and its other solicitation materials can be found at the Barington Group’s web site located at www.ourmaterials.com/ameron.

About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is an investment firm that, through its affiliates, has been investing in undervalued, small and mid-capitalization companies since January 2000.  Barington and its principals are experienced value-added investors who have taken active roles assisting companies in creating or improving shareholder value.  Barington has significant experience investing in the industrial sector with prior investments in Griffon Corporation, Lancaster Colony Corporation, A. Schulman, Inc. and Stewart & Stevenson Services, Inc.

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The Barington Group has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on February 25, 2011 to be used to solicit votes for the election of its nominee at the 2011 Annual Meeting of Stockholders of Ameron International Corporation, a Delaware corporation.

THE BARINGTON GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AMERON TO READ THE DEFINITIVE PROXY STATEMENT WHICH CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS.  SUCH PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE BARINGTON GROUP’S PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, AT HTTP://WWW.OURMATERIALS.COM/AMERON OR BY CONTACTING THE BARINGTON GROUP’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR AT PROXY@MACKENZIEPARTNERS.COM.

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